Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with the other Reporting Person (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value of $0.00001 per share, of Yintech Investment Holdings Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 2, 2020.

Date: July 2, 2020

Wenbin Chen		/s/ Wenbin Chen

Coreworth Investments Limited	By:	/s/ Wenbin Chen
		Name:	Wenbin Chen
		Title:	Authorized Signatory

Ming Yan		/s/ Ming Yan

Harmony Creek Investments Limited	By:	/s/ Ming Yan
		Name:	Ming Yan
		Title:	Authorized Signatory

Ningfeng Chen		/s/ Ningfeng Chen

Rich Horizon Investments Limited	By:	/s/ Ningfeng Chen
		Name:	Ningfeng Chen
		Title:	Authorized Signatory